ADDENDUM TO EXPENSE LIMITATION AGREEMENT

DATED May 1, 2013

This Addendum to the Expense Limitation Agreement dated May 1, 2013 is entered into as of the 27th day of March 2020, by and between U.S. Global Investors, Inc. (the “Adviser”) and U.S. Global Investors Funds (the “Trust”) (the “Agreement”), on behalf of the Near-Term Tax Free Fund (the “Fund”).

Paragraph 2, “Term and Termination of Agreement,” is amended in its entirety to read:

2.	Term and Termination of Agreement.

This Agreement shall continue in effect with respect to the Fund until April 30, 2021, and may only be terminated pursuant to a written agreement between the Trust and the Adviser.

IN WITNESS WHEREOF, the parties have cause this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first written above.

U.S. GLOBAL INVESTORS FUNDS,
on behalf of the Near-Term Tax Free Fund

/s/ Jessica Chase
Jessica Chase
President/CEO

U.S. GLOBAL INVESTORS, INC.

/s/ Frank E. Holmes
Frank E. Holmes
Chief Executive Officer